Filed pursuant to Rule 424(b)(3)
Registration No. 333-75646

July 29, 2003

PROSPECTUS SUPPLEMENT

(to prospectus dated January 16, 2002 and to prospectus supplements dated January 22, 2002, January 28, 2002, January 30, 2002, February 25, 2002, March 25, 2002, April 15, 2002, April 29, 2002, May 20, 2002, June 21, 2002, August 26, 2002, September 16, 2002, January 17, 2003, March 27, 2003, March 28, 2003 and May 30, 2003)

$172,500,000

4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008

     This prospectus supplement supplements our prospectus dated January 16, 2002 and our prospectus supplements dated January 22, 2002, January 28, 2002, January 30, 2002, February 25, 2002, March 25, 2002, April 15, 2002, April 29, 2002, May 20, 2002, June 21, 2002, August 26, 2002, September 16, 2002, January 17, 2003, March 27, 2003, March 28, 2003 and May 30, 2003 relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors of up to $172,500,000 principal amount at maturity of our 4-1/4% Convertible Subordinated Notes due 2008 and the shares of our common stock issuable upon their conversion. You should read this supplement in conjunction with the prospectus and the prospectus supplements. This supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus and the prospectus supplements.

Selling Securityholders

     The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

     The table below supplements or amends the table of securityholders contained on pages 44 through 46 of the prospectus and the prospectus supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and the prospectus supplements with respect to the securityholder listed below. This information was furnished to us by the listed securityholder on or before July 29, 2003. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each selling securityholder on the date hereof.

	Principal Amount	Percentage of	Number of Shares
	of Notes	Notes	of Common Stock
Name of Selling Securityholder	Owned and Offered	Outstanding	That May be Sold

CIBC World Markets	$8,550,000	4.96%	308,631